Exhibit 10.13

AMENDMENT NO. 3

TO THE

KINDRED DEFERRED COMPENSATION PLAN

This is Amendment no. 3 to the Third Amendment and Restatement of the Kindred Deferred Compensation Plan, as last amended and restated as of January 1, 2009 (the “Plan”), which amendment shall be effective as of the 1st day of August, 2014.

Recitals

A.	Kindred Healthcare, Inc. (the “Company”) maintains the Plan and has reserved the right in Section 12.2 of the Plan to amend the Plan from time to time in its discretion.

B.	The Company wishes to amend the Plan to clarify that short term disability benefit payments under the Kindred Healthcare Operating, Inc. Employee Medical and Welfare Benefits Plan shall not be considered as Base Annual Salary for purposes of the Plan.

Amendment

1. Section 1.5 of the Plan is hereby amended to clarify that payments for short term disability shall be considered an excluded “welfare benefit” and not as a Base Annual Salary, regardless of the method of payment, by adding the following new sentence at the end thereof:

Notwithstanding anything in this Section 1.5 or the Plan to the contrary, Base Annual Salary shall not include amounts paid to a Participant as short term disability benefit payments under the Kindred Healthcare Operating, Inc. Employee Medical and Welfare Benefits Plan, regardless of whether such payments are made pursuant to an insurance policy or as self-funded payments by the Company or an Employer either directly through payroll or as payment by a third party.

IN WITNESS WHEREOF, the Company has caused this Amendment No. 3 to be executed this 1st day of August, 2014.

KINDRED HEALTHCARE, INC.

By:	/s/ Stephen R. Cunanan
Printed Name: Stephen R. Cunanan
Title: Chief People Officer